SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                                  CellPro, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   151156 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement. [ ] (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 16 Pages
                       Exhibit Index Contained on Page 14

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  2  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kleiner Perkins Caufield & Byers IV, a California
                         Limited Partnership ("KPCB IV")
                      94-3001663
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) [ ]     (b)  [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        - 0 -
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                                                    - 0 -
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               7         SOLE DISPOSITIVE POWER
              REPORTING                                                  - 0 -
               PERSON                 ------------------------------------------
                WITH                    8         SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                         - 0 -
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                         0.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  3  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KPCB IV Associates, a California Limited Partnership ("KPCB IV Associates")
                      94-3001662
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        - 0 -
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                                                   - 0 -
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               7         SOLE DISPOSITIVE POWER
              REPORTING                                                 - 0 -
               PERSON                 ------------------------------------------
                WITH                    8         SHARED DISPOSITIVE POWER
                                                                        - 0 -
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        - 0 -
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.0%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  4  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Thomas J. Perkins
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                5         SOLE VOTING POWER
                                                                        9,022
                              --------------------------------------------------
              NUMBER OF         6         SHARED VOTING POWER
               SHARES                     Mr. Perkins indirectly holds 59 shares
            BENEFICIALLY                  through a trust.
            OWNED BY EACH     --------------------------------------------------
              REPORTING         7         SOLE DISPOSITIVE POWER
               PERSON                                                    9,022
                WITH          --------------------------------------------------
                                8         SHARED DISPOSITIVE POWER
                                          Mr. Perkins indirectly holds 59 shares
                                          through a trust.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                         9,081
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.1%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  5  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Frank J. Caufield
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        22,961
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                                                    - 0 -
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               7         SOLE DISPOSITIVE POWER
             REPORTING                                                  22,961
               PERSON                 ------------------------------------------
                WITH                    8         SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        22,961
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  6  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        35,801
                                      ------------------------------------------
              NUMBER OF                 6         SHARED  VOTING POWER Mr. Byers
               SHARES                             indirectly  holds 9,638 shares
            BENEFICIALLY                          through a trust and 527 shares
            OWNED BY EACH                         jointly with his wife.
              REPORTING               ------------------------------------------
               PERSON                   7         SOLE DISPOSITIVE POWER
                WITH                                                    35,801
                                      ------------------------------------------
                                        8         SHARED  DISPOSITIVE  POWER Mr.
                                                  Byers  indirectly  holds 9,638
                                                  shares through a trust and 527
                                                  shares jointly with his wife.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        45,966
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                           IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  7  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        45,823
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                                                    - 0 -
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               7         SOLE DISPOSITIVE POWER
              REPORTING                                                 45,823
               PERSON                 ------------------------------------------
                WITH                    8         SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        45,823
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  8  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
                                                                        45,923
                                      ------------------------------------------
              NUMBER OF                 6         SHARED VOTING POWER
               SHARES                                                    - 0 -
            BENEFICIALLY              ------------------------------------------
            OWNED BY EACH               7         SOLE DISPOSITIVE POWER
              REPORTING                                                 45,923
               PERSON                 ------------------------------------------
                WITH                    8         SHARED DISPOSITIVE POWER
                                                                         - 0 -
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        45,923
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.3%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  9  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Regis McKenna
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                 5       SOLE VOTING POWER
                                                                        22,613
              NUMBER OF        -------------------------------------------------
               SHARES            6       SHARED VOTING POWER
            BENEFICIALLY                 Mr. McKenna indirectly holds 348 shares
            OWNED BY EACH                through a trust.
              REPORTING        -------------------------------------------------
               PERSON            7       SOLE DISPOSITIVE POWER
                WITH                                                    22,613
                               -------------------------------------------------
                                 8       SHARED DISPOSITIVE POWER
                                         Mr. McKenna indirectly holds 348 shares
                                         through a trust.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        22,961
--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------                   -----------------------------
CUSIP NO. 151156 10 6                   13G            Page  10  of   16  Pages
--------------------------------                   -----------------------------

--------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
--------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]

--------------------------------------------------------------------------------
3            SEC USE ONLY

--------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

--------------------------------------------------------------------------------
                                       5   SOLE VOTING POWER
                                                                        22,613
                                     -------------------------------------------
              NUMBER OF                6   SHARED VOTING POWER
               SHARES                      Mr. Khosla's wife, Neeru
            BENEFICIALLY                   Khosla, holds 7,260 shares.
            OWNED BY EACH            -------------------------------------------
              REPORTING                7   SOLE DISPOSITIVE POWER
               PERSON                                                   22,613
                WITH                 -------------------------------------------
                                       8   SHARED DISPOSITIVE POWER
                                           Mr. Khosla's wife, Neeru Khosla,
                                           holds 7,260 shares.
--------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                        29,873

--------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
                                                                           [ ]
--------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                          0.2%
--------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                            IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER
                  --------------

                  CellPro, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  -----------------------------------------------

                  22215 26th Avenue, S.E.
                  Bothell, WA  98021

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING
                           -----------------------------------------------

This amended statement is being filed by KPCB IV Associates, L.P., a California Limited Partnership ("KPCB IV Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates are set forth on Exhibit B hereto. KPCB IV Associates is general partner to Kleiner Perkins Caufield & Byers IV, L.P., a California limited partnership ("KPCB IV"). With respect to the general partners, this amended statement relates to the direct beneficial ownership of shares of Common Stock of CellPro, Inc. over which each general partner has sole voting and dispositive control.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------

                  Common Stock
                  CUSIP # 151156 10 6

ITEM 3.           Not Applicable
                  --------------


ITEM 4.           OWNERSHIP.
                  ----------

                  Please see Item 5 hereof.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  ---------------------------------------------

                  This amended statement is being filed to report the fact that the reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of CellPro, Inc.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ------------------------------------------------
                  ANOTHER PERSON.

                  Not applicable for any reporting party because the shares owned as of 12/31/96 do not exceed five percent of CellPro, Inc.'s outstanding shares. Please see Item 5 hereof.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                  ---------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  ---------------------------------------------------
                  GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION.
                  --------------

                  Not applicable.

                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997

                                  KPCB IV ASSOCIATES, L.P., A CALIFORNIA
                                  LIMITED PARTNERSHIP


                                  By:________________________________
                                      A General Partner


                                  KLEINER PERKINS CAUFIELD & BYERS
                                  IV, A CALIFORNIA LIMITED
                                  PARTNERSHIP

                                  By KPCB IV Associates, L.P., a California
                                  Limited Partnership, its General Partner


                                  By:________________________________
                                      A General Partner


                                  THOMAS J. PERKINS
                                  FRANK J. CAUFIELD
                                  BROOK H. BYERS
                                  E. FLOYD KVAMME
                                  L. JOHN DOERR
                                  REGIS McKENNA
                                  VINOD KHOSLA


                                  By:________________________________
                                      Michael S. Curry
                                      Attorney-in-Fact

                                  EXHIBIT INDEX
                                  -------------


                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                   14

Exhibit B:  List of General Partners of KPCB IV Associates              15

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing
                            -------------------------


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the amended statement dated February 13, 1997, containing the information required by Schedule 13G, for the Common Stock of CellPro, Inc. held by Kleiner Perkins Caufield & Byers IV, a California Limited Partnership and, with respect to each individual general partner, each individual general partner's interest in the shares over which he has sole voting and dispositive control.

Dated:  February 13, 1997

                                    KPCB IV ASSOCIATES, L.P., A CALIFORNIA
                                    LIMITED PARTNERSHIP


                                    By:________________________________
                                        A General Partner


                                    KLEINER PERKINS CAUFIELD & BYERS
                                    IV, A CALIFORNIA LIMITED
                                    PARTNERSHIP

                                    By KPCB IV Associates, L.P., a California
                                    Limited Partnership, its General Partner


                                    By:________________________________
                                        A General Partner


                                    THOMAS J. PERKINS
                                    FRANK J. CAUFIELD
                                    BROOK H. BYERS
                                    E. FLOYD KVAMME
                                    L. JOHN DOERR
                                    REGIS McKENNA
                                    VINOD KHOSLA


                                    By:________________________________
                                        Michael S. Curry
                                        Attorney-in-Fact

                                    EXHIBIT B
                                    ---------

                               General Partners of
              KPCB IV Associates, a California limited partnership
              ----------------------------------------------------


                  Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Thomas J. Perkins
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

2.       (a)      Frank J. Caufield
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

3.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

4.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

5.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

6.       (a)      Regis McKenna
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

                                                                   Page 16 of 16
7.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen